                                                                      EXHIBIT 12

                              JLG INDUSTRIES, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                                                   NINE MONTHS ENDED
                                           YEAR ENDED JULY 31,                         APRIL 30,
                           -----------------------------------------------------   -------------------
                            1997       1998       1999        2000        2001       2001       2002
                           -------    -------    -------    ---------   --------   --------   --------
EARNINGS
  Net income               $46,148    $46,510    $61,271     $60,507    $34,206    $28,565     $4,536
  Income tax provision      25,090     23,960     29,745      35,536     20,091     16,776      2,235
                           --------   --------   --------   ---------   --------   --------   --------
    Earnings                71,238     70,470     91,016      96,043     54,297     45,341      6,771
                           --------   --------   --------   ---------   --------   --------   --------

FIXED CHARGES
  Interest expense             362        254      1,772      21,169     22,195     16,443     11,710
  Portion of rental
   expense representative
   of interest factor          776        701        705       1,113      2,082      1,625      2,295
                           --------   --------   --------   ---------   --------   --------   --------
      Fixed charges          1,138        955      2,477      22,282     24,277     18,068     14,005
                           --------   --------   --------   ---------   --------   --------   --------

CAPITALIZED INTEREST            --         --         --       (580)         --         --         --
                           --------   --------   --------   ---------   --------   --------   --------

EARNINGS BEFORE INCOME
 TAX PROVISION AND FIXED
 CHARGES                   $72,376    $71,425    $93,493    $117,745    $78,574    $63,409    $20,776
                           ========   ========   ========   =========   ========   ========   ========

RATIO OF EARNINGS TO
 FIXED CHARGES               63.6x      74.8x      37.7x        5.3x       3.2x       3.5x       1.5x
                           ========   ========   ========   =========   ========   ========   ========
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